DISCUSSION MATERIALS

Project Titan

Disclaimer

The information herein has been prepared by Lazard based upon information supplied by Helios (the "Company") or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company (the "Special Committee"), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

Management Projections – April 2011

($ in millions, except per share data)

	Fiscal Year Ending December 31,										
	FY2007	FY2008	FY2009	FY2010	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E	FY10-FY15E CAGR	FY10-FY15E Margin Expansion
Revenue[a]	**$245.5**	**$307.1**	**$349.1**	**$426.5**	**$511.8**	**$636.6**	**$745.1**	**$872.1**	**$1,021.2**	19.1%	
YoY Growth		*25.1%*	*13.7%*	*22.2%*	*20.0%*	*24.4%*	*17.0%*	*17.1%*	*17.1%*		
Gross Profit[a]	$68.1	$90.8	$109.9	$135.7	$167.8	$210.6	$250.5	$294.5	$346.3	20.6%	
Gross Margin	*27.7%*	*29.6%*	*31.5%*	*31.8%*	*32.8%*	*33.1%*	*33.6%*	*33.8%*	*33.9%*		2.1%
YoY Growth		*33.3%*	*21.0%*	*23.5%*	*23.6%*	*25.5%*	*18.9%*	*17.6%*	*17.6%*		
EBITDA				**$111.6**	**$134.0**	**$177.0**	**$216.2**	**$255.8**	**$302.8**	22.1%	
EBITDA Margin				*26.2%*	*26.2%*	*27.8%*	*29.0%*	*29.3%*	*29.6%*		3.5%
YoY Growth					*20.1%*	*32.1%*	*22.2%*	*18.3%*	*18.4%*		
EBT				$102.5	$117.1	$154.2	$187.8	$220.7	$259.9		
Net Income				$86.2	$97.2	$128.0	$155.9	$183.2	$215.7	20.1%	
Net Margin				*20.2%*	*19.0%*	*20.1%*	*20.9%*	*21.0%*	*21.1%*		0.9%
YoY Growth					*12.7%*	*31.7%*	*21.8%*	*17.6%*	*17.7%*		
Earnings per Share				**$2.76**	**$3.04**	**$4.00**	**$4.87**	**$5.73**	**$6.74**		
<u>Additional Cash Flow Items</u>											
Change in Working Capital				(26.1)	(24.1)	(44.4)	(74.1)	(67.9)	(90.3)		
% of Change in Revenue				*33.6%*	*28.3%*	*35.6%*	*68.3%*	*53.4%*	*60.6%*		
% of EBITDA				*23.4%*	*18.0%*	*25.1%*	*34.3%*	*26.5%*	*29.8%*		
Capital Expenditures[b]				(111.5)	(77.0)	(49.3)	(59.0)	(70.8)	(84.8)		
% of Revenue				*26.1%*	*15.0%*	*7.7%*	*7.9%*	*8.1%*	*8.3%*		
% of EBITDA				*99.9%*	*57.4%*	*27.8%*	*27.3%*	*27.7%*	*28.0%*		

Source: *Management projections.*
Note: FY2010A financials include adjustments for non-recurring items.
(a) Pro forma for Weihai and Simo Motor acquisitions.
(b) Includes acquisition of intangible assets.

Wall Street Perspectives – Current Analyst Forecasts

($ in millions, except per share data)

Analyst coverage on Helios is now limited to two analysts, with estimates varying between the two, and both below April 2011 management projections

Date	Firm	Revenue and Growth			EBITDA and Growth			EPS and Growth[b]		
		FY2010	FY2011E	FY2012E	FY2010	FY2011E	FY2012E	FY2010	FY2011E	FY2012E
05/27/2011	Maxim Group	$426.5	$470.7	$547.6	$111.6	$100.4	$125.9	$2.76	$2.14	$2.67
	YoY Growth	*22.2%*	*10.4%*	*16.3%*		*(10.0%)*	*25.4%*		*(22.5%)*	*24.8%*
	Margin				*26.2%*	*21.3%*	*26.7%*	*20.2%*	*14.3%*	*15.5%*
05/11/2011	Roth Capital Partners	$426.5	$476.8	$578.3	$111.6	$114.4	$149.0	$2.76	$2.12	$2.89
	YoY Growth	*22.2%*	*11.8%*	*21.3%*		*2.6%*	*30.2%*		*(23.1%)*	*36.3%*
	Margin				*26.2%*	*24.0%*	*25.8%*	*20.2%*	*14.0%*	*15.9%*
	Mean		**$473.8**	**$563.0**		**$107.4**	**$137.5**		**$2.13**	**$2.78**
	High to Low Difference ($)		**$6.1**	**$30.7**		**$14.0**	**$23.1**		**$0.02**	**$0.22**
	High to Low Difference (%)		***1.3%***	***5.6%***		***14.0%***	***18.4%***		***0.9%***	***8.2%***
	Mgmt - April 2011[b]		**$511.8**	**$636.6**		**$134.0**	**$177.0**		**$3.04**	**$4.00**
	YoY Growth		***20.0%***	***24.4%***		***20.1%***	***32.1%***		***10.2%***	***31.7%***
	Mgmt - April 2011 vs. Mean Analyst ($)		**$38.0**	**$73.7**		**$26.6**	**$39.5**		**$0.91**	**$1.22**
	Mgmt - April 2011 vs. Mean Analyst (%)		***8.0%***	***13.1%***		***24.7%***	***28.7%***		***42.6%***	***43.8%***

Source: Management projections and Wall Street research.
Note: William Blair & Company ("William Blair") announced coverage drop on May 2, 2011.
(a) Based upon FY2010A adjusted EPS before non-controlling interest.
(b) Management EPS projections assume no net income attributable to non-controlling interest. Year-over-year growth rates based upon FY2010A adjusted EPS before non-controlling interest.

Management Projections – April 2011 vs. November 2010

($ in millions)

April 2011 management projections were meaningfully lower than November 2010 projections, with revenue and EBITDA projections both decreasing approximately 15% in the aggregate over the next two years

- **April 2011 management projections also assume greater future working capital requirements, with working capital and capital expenditures as a percentage of EBITDA increasing from 53% to 59% over the projection period (FY2011E through FY2015E) as compared to November 2010 projections**

		Apr. 2011 Management Projections				Nov. 2010 Management Projections			
	FY2010	FY2011E	FY2012E	FY10-FY12E CAGR	FY10-FY15E CAGR	FY2011E	FY2012E	FY10-FY12E CAGR	FY10-FY15E CAGR
Revenue	$426.5	$511.8	$636.6	22.2%	19.1%	$577.6	$719.4	29.9%	22.1%
YoY Growth	*22.2%*	*20.0%*	*24.4%*			*35.4%*	*24.5%*		
Gross Profit	$135.7	$167.8	$210.6	24.6%	20.6%	$196.7	$245.4	34.5%	23.9%
Gross Margin	*31.8%*	*32.8%*	*33.1%*			*34.1%*	*34.1%*		
YoY Growth	*23.5%*	*23.6%*	*25.5%*			*44.9%*	*24.8%*		
EBITDA	$111.6	$134.0	$177.0	25.9%	22.1%	$160.1	$205.6	35.8%	24.9%
EBITDA Margin	*26.2%*	*26.2%*	*27.8%*			*27.7%*	*28.6%*		
YoY Growth		*20.1%*	*32.1%*			*43.5%*	*28.4%*		
Net Income	$86.2	$97.2	$128.0	21.8%	20.1%	$118.9	$156.3	34.7%	25.2%
Net Margin	*20.2%*	*19.0%*	*20.1%*			*20.6%*	*21.7%*		
YoY Growth		*12.7%*	*31.7%*			*38.0%*	*31.5%*		
				FY10-FY12E	FY10-FY15E			FY10-FY12E	FY10-FY15E
Change in Working Capital		($24.1)	($44.4)	($68.6)	($300.9)	($67.8)	($54.3)	($122.1)	($318.9)
% of Change in Revenue		*28.3%*	*35.6%*	*32.6%*	*50.6%*	*44.9%*	*38.3%*	*41.7%*	*43.7%*
% of EBITDA		*18.0%*	*25.1%*	*22.1%*	*27.7%*	*42.3%*	*26.4%*	*33.4%*	*25.8%*
Capital Expenditures(a)	($111.5)	($77.0)	($49.3)	($126.2)	($340.8)	($76.9)	($49.2)	($126.1)	($340.7)
% of Revenue	*26.1%*	*15.0%*	*7.7%*	*11.0%*	*9.0%*	*13.3%*	*6.8%*	*9.7%*	*8.0%*
% of EBITDA	*99.9%*	*57.4%*	*27.8%*	*40.6%*	*31.4%*	*48.0%*	*23.9%*	*34.5%*	*27.5%*

Source: Management projections and Wall Street research.
(a) Includes acquisition of intangible assets.

Wall Street Perspectives – Current vs. Pre-Q1 Earnings Release

($ in millions)

Analyst estimate range has tightened following Helios' Q1 earnings release, which missed expectations

		Current Analyst Projections			Pre-Q1 Earnings Release Analyst Projections		
	FY2010	FY2011E	FY2012E	FY10-FY12E CAGR	FY2011E	FY2012E	FY10-FY12E CAGR
Revenue							
Maxim Group		$470.7	$547.6	13.3%	$471.6	$549.0	13.5%
Roth Capital Partners		476.8	578.3	16.4%	512.3	625.5	21.1%
Mean Revenue	$426.5	$473.8	$563.0	14.9%	$491.9	$587.3	17.3%
YoY Growth	*22.2%*	*11.1%*	*18.8%*		*15.3%*	*19.4%*	
Gross Profit							
Maxim Group		$135.0	$155.7	7.1%	$136.8	$159.0	8.2%
Roth Capital Partners		141.2	173.4	13.0%	161.8	199.7	21.3%
Mean Gross Profit	$135.7	$138.1	$164.6	10.1%	$149.3	$179.3	15.0%
Gross Margin	*31.8%*	*29.1%*	*29.2%*		*30.3%*	*30.5%*	
YoY Growth	*23.5%*	*1.8%*	*19.2%*		*10.0%*	*20.1%*	
EBITDA							
Maxim Group		$100.4	$125.9	6.2%	$109.0	$129.1	7.6%
Roth Capital Partners		114.4	149.0	15.6%	144.8	178.9	26.6%
Mean EBITDA	$111.6	$107.4	$137.5	11.0%	$126.9	$154.0	17.5%
EBITDA Margin	*26.2%*	*22.7%*	*24.4%*		*25.8%*	*26.2%*	
YoY Growth		*(3.7%)*	*28.0%*		*13.7%*	*21.4%*	
Net Income							
Maxim Group		$67.3	$84.8	(0.8%)	$79.1	$93.8	4.3%
Roth Capital Partners		66.7	92.0	3.3%	98.3	120.4	18.2%
Mean Net Income	$86.2	$67.0	$88.4	1.3%	$88.7	$107.1	11.5%
Net Margin	*20.2%*	*14.1%*	*15.7%*		*18.0%*	*18.2%*	
YoY Growth		*(22.3%)*	*32.0%*		*2.9%*	*20.8%*	

Source: Wall Street research.

Quarterly Comparison – Management vs. Analyst vs. Actual

($ in millions)

FY2010 Q4 Results vs. Expectations

Basis	FY2010 Q4 Comparison Revenue	Gross Profit
Management Projections (11/2011)	$109.3	$33.6
Analyst Consensus[a]	$109.0	$33.7
Actual Results	$106.2	$31.1
Actuals vs. Management Projections	(2.8%)	(7.6%)
Actuals vs. Analyst Consensus	(2.6%)	(7.9%)

Selected Observations and Commentary Post-Announcement

- "Revenue was flat year-over-year, largely due to capacity constraints...Fourth-quarter gross margin declined 440 basis points year-over-year...[higher mix of lower-margin rotary motors and higher costs associated with Shanghai facility start-up]."
- "...We forecast 8% revenue growth...with stronger growth in the second half of the year when new capacity is expected to come on line in the rotary motor business...expect 100 basis points of operating margin contraction, to 22.9, primarily due to higher raw material costs and shifts in product mix."

- William Blair & Company, March 18, 2011

- "...Q4 results as roughly in-line with our estimates...our outlook for 2011 and 2012 remains largely unchanged...encouraged by Helios' orders for [linear motors for Beijing Airport] and [oil pumps for Jiangsu/Jilin oil fields]...While the magnitude of these order is not large, we are encouraged by the long-term potential associated with new customers and applications."
- "Capable of achieving 20% revenue growth and 25% earnings growth through 2012...stable gross margins in the low-30%'s based on expectations for continued material and labor cost increases which offset [higher shipment volume]."

- Roth Capital Partners, March 24, 2011

FY2011 Q1 Results vs. Expectations

Basis	FY2011 Q1 Comparison Revenue	Gross Profit
Management Projections (04/2011)	$103.4	$33.8
Analyst Consensus[a]	$108.3	$32.6
Actual Results	$103.8	$30.2
Actuals vs. Management Projections	0.4%	(10.6%)
Actuals vs. Analyst Consensus	(4.1%)	(7.3%)

Selected Observations and Commentary Post-Announcement

- "Total revenue was down 1.6% y/y mainly due to capacity constraint...margins were lower due to increased raw material cost and higher expenses [R&D and SG&A] and taxes."
- "Maintaining our revenue estimates for the rest of 2011 and 2012...should be supported by gradual capacity expansion in Weihai and Xi'an as well as new linear motor product sales. However, China's commodity price inflation and Helios' increasing operating and tax expenses should negatively affect earnings."

- Maxim Group, May 11, 2011

- "We are substantially lowering our estimates after Helios reported weaker than expected 1Q11 results. Downside was driven by lower than expected revenue from rotary motors (Weihai and Xi'an), higher operating expenses and higher tax rate. While we anticipate recovery from Q1 levels, our outlook is tempered [scaling back projections for linear motors and rotary motors]. We continue to view the pending privatization as the primary value driver for shares."
- "Gross margins remained [flat] due to unfavorable product mix and rising raw material costs...Linear business margin deterioration was most dramatic."

- Roth Capital Partners, May 11, 2011

Source: Management projections and Wall Street research.
Note: Management Q4 projection based on FY2010 estimates and actual financial results for nine months ending September 30, 2010.
(a) Represents consensus estimates during the period between earnings releases.

Quarterly Trending

($ in millions)

	FY2009 Q1	FY2009 Q2	FY2009 Q3	FY2009 Q4	FY2009	FY2010 Q1	FY2010 Q2	FY2010 Q3	FY2010 Q4	FY2010	FY2011 Q1
Linear Motors	$12.4	$11.5	$16.4	$20.3	$60.6	$19.8	$20.1	$19.3	$17.0	$76.3	$19.3
Specialty Micro-Motors	6.1	8.6	8.4	17.1	40.2	16.2	15.2	15.3	14.0	60.8	15.5
Weihai	10.8	17.0	20.7	23.7	72.2	22.5	23.5	23.5	23.8	93.2	21.8
Xi'an	0.0	0.0	0.0	44.1	44.1	45.0	44.6	48.9	49.9	188.5	46.3
Others	1.4	1.3	1.4	2.0	6.1	1.9	2.0	2.3	1.5	7.7	1.0
Total Revenue	**$30.7**	**$38.4**	**$46.9**	**$107.2**	**$223.2**	**$105.5**	**$105.4**	**$109.4**	**$106.2**	**$426.5**	**$103.8**
Linear Motors	6.7	6.5	10.2	12.5	36.0	11.9	12.3	12.2	9.6	45.9	8.8
Specialty Micro-Motors	2.5	3.5	3.4	6.5	15.8	6.2	5.6	4.8	4.1	20.8	5.0
Weihai	1.1	2.2	2.4	2.3	8.1	2.9	2.9	2.6	2.5	10.8	2.5
Xi'an	0.0	0.0	0.0	13.9	13.9	14.0	13.8	13.1	14.4	55.3	13.5
Others	0.7	0.6	0.7	0.8	2.9	0.8	0.8	0.9	0.4	2.8	0.4
Total Gross Profit	**$10.9**	**$12.9**	**$16.8**	**$36.1**	**$76.6**	**$35.7**	**$35.3**	**$33.6**	**$31.1**	**$135.7**	**$30.2**
Revenue YoY Growth											
Linear Motors	9.0%	(6.4%)	18.3%	66.0%	21.8%	60.2%	75.0%	17.7%	(16.2%)	25.9%	(2.9%)
Specialty Micro-Motors	(28.5%)	(5.3%)	(7.4%)	128.7%	17.6%	165.7%	77.5%	81.2%	(18.0%)	51.0%	(4.4%)
Weihai	NM	NM	37.1%	89.3%	161.7%	107.2%	38.3%	13.7%	0.2%	29.1%	(3.1%)
Xi'an	NA	NA	NA	NM	NM	NM	NM	NM	13.2%	327.7%	2.8%
Others	(45.5%)	(50.5%)	(12.3%)	(20.0%)	(34.4%)	37.3%	53.6%	64.4%	(25.3%)	26.6%	(49.4%)
Total Revenue	**36.8%**	**60.1%**	**18.3%**	**208.6%**	**84.8%**	**243.3%**	**174.8%**	**133.1%**	**(0.9%)**	**91.0%**	**(1.6%)**
Revenue QoQ Growth											
Linear Motors	1.1%	(7.1%)	42.6%	23.8%		(2.5%)	1.5%	(4.0%)	(11.9%)		13.1%
Specialty Micro-Motors	(18.3%)	39.9%	(1.3%)	102.6%		(5.1%)	(6.5%)	0.8%	(8.3%)		10.7%
Weihai	(13.5%)	56.7%	21.6%	14.8%		(5.3%)	4.6%	(0.1%)	1.2%		(8.4%)
Xi'an	NA	NA	NA	NM		2.2%	(1.0%)	9.7%	2.0%		(7.2%)
Others	(44.0%)	(5.7%)	6.7%	41.9%		(3.9%)	5.5%	14.2%	(35.5%)		(34.9%)
Total Revenue	**(11.6%)**	**24.9%**	**22.3%**	**128.5%**		**(1.6%)**	**(0.0%)**	**3.7%**	**(2.9%)**		**(2.2%)**
Gross Margin											
Linear Motors	54.1%	56.9%	62.1%	61.6%	59.3%	59.8%	60.9%	63.1%	56.4%	60.2%	45.6%
Specialty Micro-Motors	40.1%	40.4%	40.4%	37.7%	39.2%	38.2%	37.1%	31.5%	29.5%	34.2%	32.1%
Weihai	10.1%	13.2%	11.7%	9.7%	11.2%	12.7%	12.2%	10.9%	10.6%	11.6%	11.7%
Xi'an	NA	NA	NA	31.6%	31.6%	31.1%	30.9%	26.8%	29.0%	29.4%	29.1%
Others	49.3%	48.0%	51.8%	43.0%	47.5%	41.3%	38.5%	39.2%	26.4%	37.1%	42.8%
Total Gross Profit	**35.6%**	**33.6%**	**35.7%**	**33.6%**	**34.3%**	**33.9%**	**33.5%**	**30.7%**	**29.3%**	**31.8%**	**29.1%**

Source: Company filings.

Note: Excludes pro forma financials for Weihai and Servo Motor acquisitions.

Recent Chinese Market Developments

SOURCE	KEY OBSERVATIONS
ECONOMISTS/ MARKET PARTICIPANTS	■ Economists predict another increase in interest rates by the People's Bank of China, which would represent the fifth rate increase since October 2010 ■ Currently, the one-year deposit interest rate is 3.25% and the one-year loan interest rate is 6.31%, both increasing 1.00% since October 2010 ■ According to China Association of Automobile Manufacturers, China auto sales declined in May 2011 for the second straight month – 14.4% month-over-month decline in May 2011 and 14.0% month-over-month decline in April 2011 ■ Key drivers in declining automobile market includes a slowdown in China's overall economy and the continued effects of the conclusion of government purchase incentives in 2010 ■ SAIC Motor Corp.'s President reported expectation of sharp slowdown in China's vehicle market – 7.4% growth in vehicle sales compared to more than 33% growth in 2010 ■ According to a April 28, 2011 report, IMF estimated 9.6% GDP growth during 2011, a 0.7% decrease from prior estimates as policy tightening slows investment ■ The World Bank increased its forecast of China's GDP to 9.3% from 8.7%, stating that China's economy has remained resilient as the macro stance moved towards normalization and the economic outlook remains favorable
CHINESE GOVERNMENT	■ On May 11, 2011, China reported a slowdown in April 2011 industrial output; the reported 13.4% year-over-year growth was nearly a full percentage point below expectations and 1.4% lower than March 2011 results (compared to 14.2% year-over-year growth 2011 year-to-date) ■ Ministry of Industry and Information Technology ("MIIT") recently estimated that industrial output would grow 13.5% in the first half of 2011 – expects economic difficulties/issues in May and June of 2011, following four months of "steady" industrial momentum ■ MIIT also predicted that the growth rate of the industrial economy may weaken further in 2011 due to pressures from international uncertainty and domestic macro-economic tightening ■ In April 2011, National Development and Reform Commission reported that it would add new energy, inner-city railway transport equipment into the "encouraged" category of China's future investment plans ■ In February 2011, Premier Wen Jiabao revealed China's 12th Five-Year Plan, targeting a 7% annual GDP growth during the 2011-2015 time period ■ Compared to 7.5% over the previous five years ■ Efforts to improve the quality of the growth and reduce inflationary pressures ■ In February 2011, MIIT reported that China's industrial output growth may slow to 11% due to yuan concerns, decline in global demand, inflation, financial issues of small- and medium-sized enterprises, and environmental restrictions ■ Would represent a 4.7% decline from 2010 results
MANAGEMENT	■ In late May 2011, Mr. Yang indicated that Helios was experiencing softness on the demand side for several end-markets, notably industrial and automotive ■ Stated that raw material costs were rising with limited ability to raise prices, in addition to increasing labor costs ■ In early May 2011, Mr. Yang communicated that customer demand remained robust and that the greater concern was related to growth management and capacity constraints

Sensitivity Analysis

($ in millions)

April 2011 Management Projections

	FY2010	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E	FY10-CAGR	FY10-FY15E Margin Expansion
Revenue	$426.5	$511.8	$636.6	$745.1	$872.1	$1,021.2	19.1%	
Gross Profit	$135.7	$167.8	$210.6	$250.5	$294.5	$346.3	20.6%	
Gross Margin	*31.8%*	*32.8%*	*33.1%*	*33.6%*	*33.8%*	*33.9%*		*2.1%*
EBITDA	$111.6	$134.0	$177.0	$216.2	$255.8	$302.8	22.1%	
EBITDA Margin	*26.2%*	*26.2%*	*27.8%*	*29.0%*	*29.3%*	*29.6%*		*3.5%*
Net Income	$86.2	$97.2	$128.0	$155.9	$183.2	$215.7	20.1%	
Net Margin	*20.2%*	*19.0%*	*20.1%*	*20.9%*	*21.0%*	*21.1%*		*0.9%*

FY2015E EBITDA & Implied FY2010-FY2015E CAGR

EBITDA Margin Expansion	Revenue CAGR							
	2.5%	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	19.1%
(3.0%)	$111.7	$126.1	$141.8	$159.1	$178.0	$198.7	$221.2	$236.5
(2.0%)	$116.6	$131.5	$147.9	$165.9	$185.7	$207.2	$230.8	$246.7
(1.0%)	$121.4	$136.9	$154.0	$172.8	$193.4	$215.8	$240.3	$256.9
0.0%	$126.2	$142.4	$160.2	$179.7	$201.0	$224.4	$249.9	$267.1
1.0%	$131.0	$147.8	$166.3	$186.5	$208.7	$233.0	$259.4	$277.3
2.0%	$135.9	$153.3	$172.4	$193.4	$216.4	$241.5	$269.0	$287.6
3.0%	$140.7	$158.7	$178.5	$200.3	$224.1	$250.1	$278.5	$297.8
3.5%	$143.1	$161.4	$181.5	$203.6	$227.9	$254.3	$283.2	$302.8
(3.0%)	0.0%	2.5%	4.9%	7.4%	9.8%	12.2%	14.7%	16.2%
(2.0%)	0.9%	3.3%	5.8%	8.3%	10.7%	13.2%	15.6%	17.2%
(1.0%)	1.7%	4.2%	6.7%	9.1%	11.6%	14.1%	16.6%	18.2%
0.0%	2.5%	5.0%	7.5%	10.0%	12.5%	15.0%	17.5%	19.1%
1.0%	3.3%	5.8%	8.3%	10.8%	13.3%	15.9%	18.4%	20.0%
2.0%	4.0%	6.6%	9.1%	11.6%	14.2%	16.7%	19.2%	20.8%
3.0%	4.8%	7.3%	9.9%	12.4%	15.0%	17.5%	20.1%	21.7%
3.5%	5.1%	7.7%	10.2%	12.8%	15.4%	17.9%	20.5%	22.1%